Exhibit 10.15

June     , 2006

Re: Catalytic Capital Investment Corporation Initial Public Offering

Dear Ladies and Gentlemen:

In connection with the underwritten initial public offering (the “IPO”) of units of Catalytic Capital Investment Corporation (the “Company”), in order to induce the Company to consummate its IPO, the parties agree, for good and valuable consideration, receipt of which is hereby acknowledged, as follows:

1. Prior to entering into any definitive agreement to invest in or purchase any company or business in the media, digital media, or technology industries and only up until such time as the Company completes an initial “Business Combination” (as such term is defined in the Company’s Amended and Restated Certificate of Incorporation), Catalytic Capital LLC (the “LLC”) will present such investment or purchase opportunity to a committee of independent directors of the Company for its review and shall not enter into such agreement or present such opportunity to any third party until the Company, through its committee of independent directors, have had a reasonable period of time to determine whether or not to pursue such opportunity.

2. If the Company decides not to pursue the opportunity presented, the LLC will be able to pursue the opportunity for its own account or to offer the opportunity to any third party.

This letter agreement shall be binding on the undersigned and such person’s respective successors, heirs, personal representatives and assigns. This letter agreement shall terminate on the earlier of (i) the date upon which a Business Combination is consummated and (ii) the Termination Date; provided that such termination shall not relieve the undersigned from liability resulting from or arising out of any breach of this agreement or covenant hereunder prior to its termination. The “Termination Date” shall be the date sixty (60) calendar days immediately following (i) the date eighteen (18) months following the closing date of the IPO, or (ii) the date twenty-four (24) months following the closing date of the IPO if a letter of intent, agreement in principle or definitive agreement is executed within eighteen months following the closing date of the IPO.

This letter agreement shall be governed by and interpreted and construed in accordance with the laws of the State of California applicable to contracts formed and to be performed entirely within the State of California, without regard to the conflicts of law provisions thereof to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

No term or provision of this letter agreement may be amended, changed, waived, altered or modified except by written instrument executed and delivered by the party against whom such amendment, change, waiver, alteration or modification is to be enforced.

Sincerely,

CATALYTIC CAPITAL LLC

By:
Name:	Matthew G. Pillar
Title:	Managing member

Accepted and agreed:

CATALYTIC CAPITAL INVESTMENT CORPORATION

By:
Name:	Russell I. Pillar
Title:	Chief Executive Officer